FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT (this "First Amendment") is made and entered into effective as of this 10th day of August, 2001 (the "Effective Date"), by and between 329 PARTNERS-II LIMITED PARTNERSHIP ("Landlord") and HAROLD'S DBO, INC. ("Tenant").

RECITALS:

A. Landlord and Tenant have previously entered into that certain Lease Agreement (the "Lease"), dated June 30, 1998, pursuant to the terms of which Landlord leased to Tenant the real property more particularly described in Exhibit A attached hereto and incorporated herein by this reference.

B. Landlord and Tenant have agreed to amend, and in certain respects acknowledge certain matters described in, the Lease in accordance with the following terms and provisions.

C. All terms not defined herein have the same meanings as set forth in the Lease.

NOW, THEREFORE, for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, Landlord and Tenant hereby agree as follows:

1. Landlord and Tenant agree that the Commencement Date of the Lease was September 20, 1998, and that the Expiration Date of the Lease is September 19, 2010.

2. Tenant acknowledges that Landlord's Work has been previously completed in accordance with the terms and conditions of Section 5.1 of the Lease.

3. Section 5.2 of the Lease is hereby amended to provide that Tenant may make cosmetic, non-structural alterations, such as painting, carpeting and wallpapering to the Premises, without obtaining the written consent of Landlord.

4. Section 5.3 of the Lease is hereby amended to provide that Landlord shall not unreasonably withhold its written approval and consent to Tenant's signage or any other matters or items set forth in Section 5.3, so long as same otherwise complies with all applicable laws, codes and ordinances.

5. Section 6.1 of the Lease if hereby amended to reflect that Tenant's maintenance obligations set forth therein do not include those matters for which Landlord is responsible pursuant to Section 6.3 of the Lease.

6. Landlord and Tenant acknowledge that December 15, 1998 was the first date upon which Tenant was obligated to pay to Landlord the real estate taxes and special assessments (collectively, the "Taxes") described in Section 8.1 of the Lease to Landlord, and the next date upon which payment of Taxes is due by Tenant to Landlord is December 15, 2001. Additionally, Section 8.1 of the Lease is amended to provide that Tenant shall, commencing on January 1, 2002, make monthly deposits with Landlord in amounts equal to 1/12 of the Taxes which Landlord reasonably estimates will be due and payable for that particular year. Each monthly deposit shall be due and payable at the same time as is the payment of Base Rent as provided herein.

7. The Lease is hereby amended by the deletion therefrom of Section 9.3 in its entirety, and, in its place, the following Section 9.3 added:

"9.3 Indemnity. Tenant agrees to indemnify Landlord and save Landlord harmless from and against any and all claims, actions, damages, liability and expense in connection with loss of life, personal injury and/or damage to property arising from or out of any occurrence in, upon or at the Premises, or the occupancy or use by Tenant of the Premises, or any part thereof, if caused by any act or omission of Tenant, Tenant's agents, contractors, employees, servants, lessees or concessionaires. Landlord agrees to indemnify Tenant and save Tenant harmless from and against any and all claims, actions, damages, liability and expense in connection with loss of life, personal injury and/or damages to property if caused by any act or omission of Landlord, Landlord's agents, contractors, employees or servants. In case Landlord shall, without fault on Landlord's part, be made a party to any litigation commenced by or against Tenant, then Tenant shall protect and hold Landlord harmless, and shall pay all costs, expenses and reasonable attorney's fees incurred or paid by Landlord in connection with such litigation. In case Tenant shall, without fault on Tenant's part, be made a party to any litigation commenced by or against Landlord, then Landlord shall protect and hold Tenant harmless, and shall pay all costs, expenses and reasonable attorney's fees incurred or paid by Tenant in connection with such litigation."

8. Section 10.1 of the Lease is hereby amended to provide that Landlord shall be entitled to use the proceeds of the fire and extended coverage insurance maintained pursuant to Section 9.2 of the Lease incident to its repair obligations set forth therein; provided, Landlord shall have no obligation to pay for the cost of such repair obligations in excess of the amount of the available insurance proceeds.

9. Section 10.1 of the Lease is hereby amended by the addition thereto of the sentence as follows:

"Notwithstanding the foregoing, if the Premises or any portion thereof is damaged or destroyed by any casualty, and if, in Landlord's or Tenant's reasonable opinion, based on third-party estimates obtained in good faith, the Premises cannot be restored within two hundred forty (240) working days after the date of such damage or destruction, then Tenant shall have the right to terminate this Lease by giving written notice to the Landlord within ninety (90) days after such damage or destruction. In addition, if the Premises or any material portion thereof is destroyed or materially damaged by fire or other casualty at any time during the last twelve (12) months of the term (including any renewal thereof) to the extent that more than twenty five percent (25%) of the Premises shall be untenantable, then Tenant shall have the right to terminate this Lease by giving written notice to Landlord within sixty (60) days after the date of such destruction."

10. Section 11.1 of the Lease is hereby amended to provide that any Non-Disturbance Agreement executed by the Mortgagee or holder of the Deed of Trust must contain assurances to tenant of its possession of the Premises and of all other rights and privileges of Tenant under this Lease notwithstanding a default by Landlord on the Mortgage or Deed of Trust, so long as Tenant is not in default under this Lease.

11. The Lease is hereby amended by the deletion therefrom of Section 13.2 in its entirety, and, in its place, the following Section 13.2 added:

"13.2 Taking of All of Premises. If all or a substantial part of the Premises are taken for any public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain or by purchase in lieu thereof, and the taking would prevent or materially interfere with the use of the Premises, then Tenant may terminate this Lease upon notice to Landlord given within ninety (90) days of the taking, and the rent abated during the unexpired portion of the term effective on the date physical possession is taken by the condemning authority. If Tenant does not elect to terminate the entire Lease pursuant to the foregoing provisions, then this Lease shall terminate only as to the portion of the Premises so taken, and this Lease shall continue for the balance of its terms to the part of the Premises remaining. In the event of a partial taking that does not result in a termination of the entire Lease, the Base Rent to be paid by Tenant after such taking shall be reduced pro rata in proportion to which the space so taken bears to the entire space in the Premises originally demised."

12. Section 13.3 of the Lease is hereby amended to provide that if the Lease is not terminated pursuant to Section 13.2, Landlord shall, subject to the conditions thereof, undertake the repair obligations set forth therein.

13. Section 14.2 of the Lease is hereby amended to provide that Tenant has no claim for damages or indemnification against Landlord for the matters set forth therein, or diminution or abatement of rent, except for any damages caused by Landlord's negligence or willful act.

14. Section 15.2 of the Lease is hereby amended to provide that, subject to the provisions of Section 14.2 of the Lease, Landlord has no liability for the matters set forth therein, unless caused by the willful act or gross negligence of Landlord.

15. Notwithstanding anything contained therein to the contrary, the Lease is hereby amended by the deletion therefrom of Section 18.1B. in its entirety, and, in its place, the following Section 18.1B. added:

"B. Failure of Tenant to comply with any covenant or obligation of Tenant hereunder, if not cured within thirty (30) days after written notice to Tenant of such failure, and if such failure cannot reasonably by cured within thirty (30) days, the length of such period shall be extended for a period reasonably required therefor if Tenant commences curing such failure within the thirty (30) day period and continues the curing thereof with reasonable diligence and continuity."

16. Section 18.4 is hereby amended by the addition of the sentence as follows:

"If Landlord is in default hereunder, Tenant may, as its sole and exclusive remedy, cure such default, and within fifteen (15) days after completion thereof, Landlord shall pay to Tenant the cost of such cure, plus fifteen percent (15%) for overhead."

17. The Lease is hereby amended by the deletion therefrom of Article XIX in its entirety, and, in its place, the following Article XIX added:

ARTICLE XIX

OPTION TO EXTEND

19.1 Terms of Option. Tenant is granted the option to extend the term of this Lease for two (2) consecutive extended terms of five (5) years, provided (a) no event of default by Tenant under this Lease has occurred and is continuing at the time of exercise of the option, and (b) Tenant gives written notice to Landlord of Tenant's exercise of the option no sooner than 390 days, but at least 360 days prior to the expiration of the original term of this Lease or the expiration of the first of the extension terms; provided, if Tenant fails to timely give such notice, Landlord shall provide written notice to Tenant of its failure to so timely exercise, and Tenant shall have five (5) days after its receipt of Landlord's notice to exercise the extension term in question. Each extension term of this Lease shall be upon the same terms and conditions as set forth in this Lease, except (i) Tenant shall have no further right of renewal after the second of the extension terms described above, and (ii) Base Rent during each such extension term will be an amount equal to 95% of the Market Rental Rate. For the purposes hereof, "Market Rental Rate" shall mean the rental rate per square foot then being leased by landlords for comparable buildings in comparable leasing markets in the Dallas, Texas metropolitan area. Such Market Rental Rate shall be agreed upon by Landlord and Tenant no later than thirty (30) days after Landlord's receipt of Tenant's notice to Landlord exercising the extension term in question, and each party shall use its best efforts to reach such agreement within such thirty (30) day period. If, however, Landlord and Tenant are unable, within said thirty (30) day period of time, to reach agreement as to the Market Rental Rate, Tenant shall have the right to rescind its exercise of the extension term in question within ten (10) days after the expiration of such thirty (30) day period (the "Rescission Period"). If Tenant does not so timely rescind its exercise of the extension term in question, then the Market Rental Rate shall be determined pursuant to the below provisions, in which event the Market Rental Rate determined by such procedure shall be binding upon both Landlord and Tenant, irrespective whether either Landlord or Tenant has timely and/or properly participated therein. Landlord and Tenant shall each appoint, by written notice to the other, a MAI appraiser who has had, within the immediately preceding seven (7) years, at least five (5) years of commercial office building leasing experience in comparable lease markets in the Dallas, Texas metropolitan area, and who has no conflict of interests in representing either Landlord or Tenant in connection with the extension(s) of the term of this Lease. If either party fails to appoint such a MAI appraiser within ten (10) days following the expiration of the Rescission Period within which Landlord and Tenant tried to agree on the Market Rental Rate, then the one (1) MAI appraiser who has been timely appointed shall proceed to determine the Market Rental Rate within twenty (20) days after the expiration of such ten (10) day appointment time period, using the factors as described above, and such determination shall be binding upon both Landlord and Tenant. If both parties have each timely appointed an MAI appraiser, such two (2) MAI appraisers shall proceed to determine the Market Rental Rate using the factors as described above. If such two (2) MAI appraisers are unable to agree upon a Market Rental Rate within twenty (20) days after the appointment of the last of the two (2) MAI appraisers, then they shall, within five (5) days thereafter, jointly appoint a third MAI appraiser meeting the required qualifications (and such appraiser shall make his determination of the Market Rental Rate within twenty (20) days of appointment), and the Market Rental Rate shall be that amount upon which any two (2) of such three (3) MAI appraisers agree, or, if no such agreement is reached, the Market Rental Rate which represents the arithmetic average of the two (2) Market Rental Rates determined by such MAI appraisers which are numerically closest to one another, or, if all such Market Rental Rates are numerically equidistant, the arithmetic average of all three such rates. Each party shall have the responsibility for paying the appraiser who has been appointed by such party, and each shall pay one-half (1/2) of the costs and expenses of the third appraiser, if one is appointed. In any event, the final and binding determination of the Market Rental Rate must be made at least 270 days prior to the expiration of the original term of this Lease or the expiration of the first of the extension terms, as applicable.

18. The Lease is hereby amended by the deletion therefrom of Section 20.8 in its entirety, and, in its place the following Section 20.8 added:

"20.8 Attorney's Fees. In the event either party defaults in the performance of any of the terms, covenants, agreements or conditions contained in this Lease and the other party places the enforcement of this Lease, or any part thereof, or the collection of any rent or other amounts due, or which may become due hereunder, or recovery of the possession of the Premises or termination of this Lease, in the hands of an attorney, or files suit upon same, such defaulting party agrees to pay to the other party a reasonable attorney's fee which is incurred by the other party in such enforcement, collection or recovery of possession or termination."

19. Section 20.9 of the Lease is hereby amended to provide that in the event of the therein described holding over by Tenant, the Base Rent shall be increased by 150%.

20. Section 20.12 of the Lease is hereby amended by the deletion of the last sentence, and, in its place, the following sentence added:

"Landlord shall not be liable for injury or damage to any person or property occurring on the Premises unless caused by or resulting from the negligence or willful act of Landlord, in which case Landlord shall indemnify and hold Tenant harmless from and against all liabilities, expenses and losses incurred by Tenant as a result of such negligence or willful act."

21. Section 20.13 of the Lease is hereby amended by the addition therefrom of the sentence as follows:

"At any time and from time to time within twenty (20) days after Tenant shall request the same, Landlord will execute, acknowledge and deliver to Tenant or any party as may be designated by Tenant, a certificate in a reasonably acceptable form, with respect to the matters required by such party, and such other matters relating to this Lease or the status or performance of obligations of the parties hereunder as may be reasonably requested by Tenant. If Landlord fails to provide such certificate within twenty (20) days after request by Tenant, Landlord shall be deemed to have approved the contents of any such certificate submitted to Tenant by Tenant, and Tenant is hereby authorized to so certify."

22. General Amendment. The Lease is also amended wherein necessary, and even though not specifically addressed herein, to conform and give effect to the amendments to the Lease set forth in Paragraphs 1 through 21 of this First Amendment.

23. Full Force and Effect. Except as expressly modified hereby, the terms and conditions of the Lease shall remain valid and effective as presently written. The terms and provisions of this First Amendment shall control to the extent of any inconsistencies between this First Amendment and the Lease.

24. Counterparts. This First Amendment may be executed in multiple counterparts and each counterpart shall be deemed to be an original instrument, but all counterparts taken together shall constitute a single instrument.

THIS FIRST AMENDMENT TO LEASE AGREEMENT is executed effective as of the Effective Date.

LANDLORD:

329 PARTNERS-II LIMITED PARTNERSHIP

By: 329 Holdings, L.L.C., General Partner

By:

Name:

Title:

TENANT:

HAROLD'S DBO, INC.

By:

Name:

Title: